July 16, 2021
Touchstone Funds Group Trust
303 Broadway, Suite 1100
Cincinnati, Ohio 45202

SunAmerica Series, Inc.
185 Hudson Street, Suite 3300
Jersey City, NJ 07311

Re:    Reorganizations to Combine Series of a Maryland corporation and a Massachusetts Business Trust
Ladies and Gentlemen:
    Touchstone Funds Group Trust, a Massachusetts business trust (“Acquiring Investment Company”), on behalf of its segregated portfolios of assets (“series”) listed on Schedule A attached hereto (“Schedule A”) (the “Acquiring Fund”), and SunAmerica Series, Inc., a Maryland corporation (“Target Investment Company”), on behalf of each of its series listed on Schedule A, have requested our opinion as to certain federal income tax consequences of each Acquiring Fund’s proposed acquisition of the Target listed on Schedule A opposite its name (each, a “corresponding Target”) pursuant to Agreements and Plans of Reorganization and Termination adopted by the Boards of Trustees of Acquiring Investment Company and Target Investment Company (“Plan”). Each Plan contemplates (1) an Acquiring Fund’s acquisition of all its corresponding Target’s Assets1 in exchange solely for the issuance to that Target of voting shares of beneficial interest (“shares”) in that Acquiring Fund and that Acquiring Fund’s assumption of all that Target’s Liabilities, followed by (2) that Target’s distribution of those shares pro rata to its Shareholders in complete liquidation thereof (for federal tax purposes), and (3) Target’s termination as a series of the Target Investment Company, all on the terms and conditions set forth in the applicable Plan (all the foregoing transactions involving each Acquiring Fund and its corresponding Target being referred to herein collectively as a “Reorganization”).

In rendering this opinion, we have examined (1) the Plans, (2) the Combined Proxy Statement/Prospectus dated April 16, 2021 (“Proxy Statement”), regarding the Reorganizations that was furnished to the shareholders of the Targets in connection with the solicitation by members of the Target Investment Company’s board of directors of proxies for use at a special meeting of the Targets’ shareholders that was held on June 10, 2021, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied,
1 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plans.

K&L GATES LLP
STATE STREET FINANCIAL CENTER ONE LINCOLN STREET BOSTON MA 02111
T +1 617 261 3100 F +1 617 261 3175 klgates.com

504174839.1

Touchstone Funds Group Trust
SunAmerica Series, Inc.
July 16, 2021

exclusively and without verification (with your permission), on the representations and warranties made in the Agreement (as contemplated in paragraph 5.4 or 6.4 thereof, as applicable) (each, a “Representation”) and on the Certificates delivered at the Closing pursuant to paragraph 2.6 or 3.6 thereof, as applicable, (which certify that each Investment Company’s respective Representations are true and correct at the Effective Time (as defined in the Plan) with respect to the applicable Reorganizations). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of the Effective Time with respect to each Reorganization, will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.
We note that, under each of the Plans, the Acquiring Fund is the same Fund.
OPINION
With respect to each Reorganization and the Funds participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above and conditioned on (1) all the Representations’ being true and complete at the Effective Time with respect to such Reorganization and (2) the Reorganization’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:
(1)Target’s transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)2), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));
(2)Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;
2 All section references are to the Internal Revenue Code of 1986, as amended (the “Code”). As described above, the same Fund is the Acquiring Fund in each Reorganization. As a result the Reorganizations will consist of a Reorganization under Section 368(a)(1)(F) followed by a reorganization under Section 368(a)(1)(C).

504206854.1

Touchstone Funds Group Trust
SunAmerica Series, Inc.
July 16, 2021

(3)Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;
(4)Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);
(5)A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization;
(6)A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds those Target Shares as capital assets at the Effective Time; and
(7)For purposes of section 381, Acquiring Fund will be treated just as Acquired Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Acquired Fund’s taxable year, Acquired Fund’s tax attributes enumerated in section 381(c) will be taken into account by Acquiring Fund as if there had been no Reorganization, and the part of Acquired Fund’s last taxable year that began before the Reorganization will be included in Acquiring Fund’s first taxable year that ends after the Reorganization.
Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on either Fund participating therein or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.
Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the IRS in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken

504206854.1

Touchstone Funds Group Trust
SunAmerica Series, Inc.
July 16, 2021

in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.
Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment or consequences of a Reorganization if either Fund participating therein is insolvent. Finally, our opinion is solely for the addressee’s information and use and may not be relied on for any purpose by any other person without our express written consent.
Very truly yours,

/s/ K&L GATES LLP

K&L GATES LLP

504206854.1

SCHEDULE A

TARGETS (Series of Target Investment Company)	ACQUIRING FUNDS (Series of Acquiring Investment Company)
AIG Focused Dividend Strategy Fund	Touchstone Dividend Equity Fund
AIG Select Dividend Growth Fund	Touchstone Dividend Equity Fund